Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2013 Results

Denver, Colorado – (Business Wire) – January 30, 2014 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2013.

Highlights for the fourth quarter of 2013 as compared to the fourth quarter of 2012 include:

•	Revenue increased 20.7% to $844.1 million

•	Comparable restaurant sales increased 9.3%

•	Restaurant level operating margin was 25.6%, an increase of 100 basis points

•	Net income was $79.6 million, an increase of 29.8%

•	Diluted earnings per share was $2.53, an increase of 29.7%

•	Opened 56 new restaurants

Highlights for the twelve months ended December 31, 2013 as compared to the prior year include:

•	Revenue increased 17.7% to $3.21 billion

•	Comparable restaurant sales increased 5.6%

•	Restaurant level operating margin was 26.6%, a decrease of 50 basis points

•	Net income was $327.4 million, an increase of 17.8%

•	Diluted earnings per share was $10.47, an increase of 19.7%

•	Opened 185 new restaurants

“We are very proud of our accomplishments during 2013. Over the past 20 years, we have created a very unique and special restaurant company. Chipotle is a place that appeals to a diverse customer base throughout the country and beyond. We offer our customers a range of flavors from a focused selection of beautiful, top-quality ingredients that are expertly prepared by a passionate team of extraordinary people. Our focus on our unique people and food cultures has created an impressive demand for a restaurant experience that is redefining fast food for the better,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Results for the fourth quarter 2013

Revenue for the quarter was $844.1 million, up 20.7% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 9.3% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by the impact of increased traffic.

During the quarter we opened 56 new restaurants, bringing the total restaurant count to 1,595.

Food costs were 33.9% of revenue, an increase of 40 basis points driven mostly by higher avocado costs and to a lesser extent from tomato and corn salsa costs, partially offset by lower dairy and steak costs.

Restaurant level operating margin was 25.6% in the quarter, an increase of 100 basis points from the prior year period. The increase was due to favorable sales leverage and lower marketing costs, partially offset by higher food costs.

G&A costs were 6.6% of revenue, up 40 basis points from the prior year due to higher bonus expenses and employee taxes. Net income for the fourth quarter of 2013 was $79.6 million, or $2.53 per diluted share, compared to $61.4 million, or $1.95 per diluted share, in the fourth quarter of 2012.

Results for the full year ended December 31, 2013

Revenue for the full year of 2013 was $3.21 billion, up 17.7% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 5.6% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic.

During the full year 185 new restaurants were opened, bringing the total restaurant count to 1,595.

Food costs were 33.4% of revenue, an increase of 80 basis points mostly from higher salsa, meat, and dairy costs.

Restaurant level operating margin was 26.6% for the full year 2013, a decrease of 50 basis points from the prior year. The decrease was primarily driven by higher food costs partially offset by favorable sales leverage from higher restaurant sales.

G&A costs for the full year 2013 were 6.3% of revenue, 40 basis points lower than the prior year. The decrease as a percent of revenue was driven by costs in 2012 from our biennial All Managers’ Conference and by the positive impact of comparable restaurant sales growth.

Net income for the full year 2013 was $327.4 million, or $10.47 per diluted share, compared to $278.0 million, or $8.75 per diluted share for 2012.

“Our fourth quarter and 2013 results demonstrated our ability to focus on and run great restaurants. Our empowered restaurant teams continued to delight our customers and provide an exceptional dining experience to our guests as more people were attracted to and visited our restaurants than ever before,” said Monty Moran, co-CEO of Chipotle.

Outlook

For 2014, management expects the following:

•	180 – 195 new restaurant openings

•	Low to mid single digit comparable restaurant sales excluding any menu price increases

•	An estimated effective tax rate of 39.2%, which excludes federal work opportunity and R&D credits, which have not been renewed for 2014.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss complete fourth quarter and full year 2013 financial results on Thursday, January 30, 2014 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-401-4674 or for international callers by dialing 1-719-867-0352. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 6767597. The replay will be available until February 6, 2014. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and Responsibly Raised™ with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and currently operates more than 1,550 restaurants including six ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates one Pizzeria Locale. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the appeal of and demand for our restaurant experience, as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rates in 2014, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty or our failure to attract customers to our brand or retain our existing customers; our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into international markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; the effect of competition in the restaurant industry; risks relating to litigation and negative publicity; risks that our investments in new concepts will not be successful; risks related to our marketing and advertising strategies; our dependence on key personnel; risks relating to our insurance coverage and self-insurance; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share data)

	Three Months ended December 31
	2013		2012
Revenue	$844,147	100.0%	$699,161	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	285,912	33.9	234,330	33.5
Labor	193,818	23.0	167,301	23.9
Occupancy	52,795	6.3	45,391	6.5
Other operating costs	95,389	11.3	80,350	11.5
General and administrative expenses	55,844	6.6	43,174	6.2
Depreciation and amortization	24,903	3.0	22,141	3.2
Pre-opening costs	4,775	0.6	3,383	0.5
Loss on disposal of assets	1,607	0.2	903	0.1

Total operating expenses	715,043	84.7	596,973	85.4

Income from operations	129,104	15.3	102,188	14.6
Interest and other income, net	390	—	462	0.1

Income before income taxes	129,494	15.3	102,650	14.7
Provision for income taxes	(49,872)	(5.9)	(41,297)	(5.9)

Net income	$79,622	9.4%	$61,353	8.8%

Other comprehensive income:
Foreign currency translation adjustments	222		242

Comprehensive income	$79,844		$61,595

Earnings per share:
Basic	$2.57		$1.96

Diluted	$2.53		$1.95

Weighted average common shares outstanding:
Basic	31,019		31,303

Diluted	31,425		31,486

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

	Year ended December 31
	2013		2012
Revenue	$3,214,591	100.0%	$2,731,224	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,073,514	33.4	891,003	32.6
Labor	739,800	23.0	641,836	23.5
Occupancy	199,107	6.2	171,435	6.3
Other operating costs	347,401	10.8	286,610	10.5
General and administrative expenses	203,733	6.3	183,409	6.7
Depreciation and amortization	96,054	3.0	84,130	3.1
Pre-opening costs	15,511	0.5	11,909	0.4
Loss on disposal of assets	6,751	0.2	5,027	0.2

Total operating expenses	2,681,871	83.4	2,275,359	83.3

Income from operations	532,720	16.6	455,865	16.7
Interest and other income, net	1,751	0.1	1,820	0.1

Income before income taxes	534,471	16.6	457,685	16.8
Provision for income taxes	(207,033)	(6.4)	(179,685)	(6.6)

Net income	$327,438	10.2%	$278,000	10.2%

Other comprehensive income:
Foreign currency translation adjustments	596		827

Comprehensive income	$328,034		$278,827

Earnings per share:
Basic	$10.58		$8.82

Diluted	$10.47		$8.75

Weighted average common shares outstanding:
Basic	30,957		31,513

Diluted	31,281		31,783

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	December 31
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$323,203	$322,553
Accounts receivable, net of allowance for doubtful accounts of $1,190 and $1,187 as of December 31, 2013 and 2012, respectively	24,016	16,800
Inventory	13,044	11,096
Current deferred tax asset	13,212	8,862
Prepaid expenses and other current assets	34,204	27,378
Income tax receivable	3,657	9,612
Investments	254,971	150,306

Total current assets	666,307	546,607
Leasehold improvements, property and equipment, net	963,238	866,703
Long term investments	313,863	190,868
Other assets	43,933	42,550
Goodwill	21,939	21,939

Total assets	$2,009,280	$1,668,667

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$59,022	$58,700
Accrued payroll and benefits	67,195	71,731
Accrued liabilities	73,011	56,421

Total current liabilities	199,228	186,852
Deferred rent	192,739	167,057
Deferred income tax liability	55,434	48,947
Other liabilities	23,591	19,885

Total liabilities	470,992	422,741

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2013 and 2012, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,245 and 34,912 shares issued as of December 31, 2013 and 2012, respectively	352	349
Additional paid-in capital	919,840	816,612
Treasury stock, at cost, 4,212 and 3,819 common shares at December 31, 2013 and 2012, respectively	(660,421)	(521,518)
Accumulated other comprehensive income	1,620	1,024
Retained earnings	1,276,897	949,459

Total shareholders’ equity	1,538,288	1,245,926

Total liabilities and shareholders’ equity	$2,009,280	$1,668,667

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Years ended December 31
	2013	2012
Operating activities
Net income	$327,438	$278,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,054	84,130
Deferred income tax provision (benefit)	2,103	(18,057)
Loss on disposal of assets	6,751	5,027
Bad debt allowance	19	1,046
Stock-based compensation expense	63,657	64,276
Excess tax benefit on stock-based compensation	(38,379)	(73,210)
Other	507	522
Changes in operating assets and liabilities:
Accounts receivable	(7,238)	(9,438)
Inventory	(1,950)	(2,180)
Prepaid expenses and other current assets	(6,806)	(5,954)
Other assets	(1,354)	(20,539)
Accounts payable	2,052	7,849
Accrued liabilities	12,020	21,307
Income tax payable/receivable	44,334	59,357
Deferred rent	25,715	23,765
Other long-term liabilities	3,857	4,062

Net cash provided by operating activities	528,780	419,963

Investing activities
Purchases of leasehold improvements, property and equipment	(199,926)	(197,037)
Purchases of investments	(387,639)	(213,462)
Maturities of investments	159,250	55,000

Net cash used in investing activities	(428,315)	(355,499)

Financing activities
Acquisition of treasury stock	(138,903)	(217,092)
Proceeds from employee stock plan transactions	316	481
Excess tax benefit on stock-based compensation	38,379	73,210
Other financing payments	(143)	(133)

Net cash used in financing activities	(100,351)	(143,534)

Effect of exchange rate changes on cash and cash equivalents	536	380
Net change in cash and cash equivalents	650	(78,690)
Cash and cash equivalents at beginning of period	322,553	401,243

Cash and cash equivalents at end of period	$323,203	$322,553

Supplemental disclosures of cash flow information
Income taxes paid	$160,973	$138,385

Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(1,736)	$4,455

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Number of restaurants opened	56	37	44	48	60
Number of restaurants at end of period	1,595	1,539	1,502	1,458	1,410
Average restaurant sales	$2,169	$2,140	$2,119	$2,105	$2,113
Comparable restaurant sales increases	9.3%	6.2%	5.5%	1.0%	3.8%